As filed with the Securities and Exchange Commission on September 23, 2008
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________

DIALYSIS CORPORATION OF AMERICA
(Exact name of registrant as specified in its charter)

Florida	59-1757642
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090
(Address of Principal Executive Offices)

1999 STOCK INCENTIVE PLAN OF DIALYSIS CORPORATION OF AMERICA
(Full title of the plan)

_____________

Stephen W. Everett
President and Chief Executive Officer
Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090
(Name and address for agent of service)

(410) 694-0500
(Telephone number, including area code, for agent of service)

Copy to:

Lawrence E. Jaffe, Esq.
Jaffe & Falk, LLC
2337 West 76th Street
Hialeah, Florida 33016
(305) 364-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Balance of shares reserved for grant for options or stock awards under the 1999 Stock Incentive Plan of Dialysis Corporation of America (the “DCA Incentive Plan”), common stock (par value $.01 per share) (2)	596,654	$7.67		$4,576.336	$180.00
Common stock (par value $.01 per share) issuable upon exercise of outstanding options	110,000	$12.18	(3)	$1,339,800	$53.00
	15,000	$4.02	(3)	$60,300	$2.00
	125,000			$1,400,100	$55.00
Total	721,654			$5,976,436	$235.00

(1)           Pursuant to Rule 416, this registration statement also covers any additional shares of the registrant’s common stock that become issuable in respect to the securities identified in the above table by reason of any stock dividend, stock split or similar transaction pursuant to the anti-dilution provisions of the DCA Incentive Plan.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).  The price per share and the aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on September 17, 2008, as reported on the Nasdaq Global Market.

(3)           All of the shares are issuable upon vesting at the exercise prices listed.  The options for 15,000 shares have vested.  The options for 110,000 shares vest in equal 25% increments over four years, with 12,500 shares currently vested.  Pursuant to Rule 457(h), the aggregate offering price and the fee have been calculated based upon the exercise prices of the above listed options.

EXPLANATORY NOTE

This registration statement on Form S-8 (File No. 333-_________) filed with the Securities and Exchange Commission (“SEC”) on September 23, 2008, is for the following purposes:

1.           To register 596,654 shares of common stock, $.01 par value (the “Common Stock”) of Dialysis Corporation of America (“DCA” or the “Company”) that currently remain available for issuance for future option grants and stock awards under the 1999 Stock Incentive Plan of Dialysis Corporation of America (the “DCA Incentive Plan”); should additional Common Stock become available under the DCA Incentive Plan pursuant to cancellation or termination of outstanding options and/or non-vested stock awards, to the extent then necessary, this Form S-8 registration statement will be supplemented or amended to include such additional Common Stock; and

2.           To register 125,000 shares of Common Stock issuable under options granted to three directors, two officers and one key employee pursuant to the DCA Incentive Plan, which include 110,000 options exercisable at $12.18 per share (50,000 options expiring April 15, 2012, and 60,000 options expiring February 28, 2013), and 15,000 options exercisable at $4.02 per share (expiring June 6, 2009).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*           Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 of the Securities Act and the instructions of Part 1 of Form S-8, such documents will not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by DCA with the SEC are incorporated by reference in this registration statement:

●	Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 14, 2008
●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed on May 12, 2008 and August 11, 2008, respectively
●	Proxy Statement dated April 25, 2008, filed on April 28, 2008
●	Current Reports on Form 8-K filed on May 7, 2008 and August 6, 2008
●
The description of DCA’s Common Stock contained in DCA’s registration statement on Form 8-A, filed April 16, 1996, which incorporates by reference the section entitled “Description of Securities” in DCA’s registration statement on Form SB-2 (SEC File No. 33-80877-A), declared effective by the SEC on April 17, 1996, and including any amendment filed for the purpose of updating such description

All reports and other documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment which indicates either that all shares of Common Stock offered hereby have been sold or which deregisters any shares of such Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  In no event, however, will any of the information that the Company discloses under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC be incorporated by reference into or otherwise become a part of this registration statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the Common Stock registered hereby have been passed upon for DCA by Jaffe & Falk, LLC.  Joshua M. Jaffe, Esq., a member of that firm, is Secretary and counsel for DCA and holds less than a 1% interest in the Company.  Lawrence E. Jaffe is the beneficial owner of approximately 3% of the outstanding shares of Common Stock.  Jaffe & Falk, LLC maintains one of its New Jersey offices with DCA’s New Jersey office in Hasbrouck Heights, and its Florida office with DCA’s Hialeah, Florida offices.  A major portion of their professional services are for DCA and a substantial portion of their fees are received from DCA.

Item 6.	Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful, or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.  A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had a reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Section 607.0850 of the FBCA permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.  Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Further, Section 607.0850(2) provides for a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, and any appeal thereof, if the person indemnified acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that, with respect to any proceeding by or in the right of the corporation wherein such person shall have been adjudged to be liable, no indemnification shall be made unless and only to the extent that the court in which such action or suit was brought, or any other court or competent jurisdiction, shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.  Section 607.0850 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually or reasonably incurred by such person in connection therewith.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity whole holding such office.  However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employer or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful, (ii) such person derived an improper personal benefit, (iii) in case of a director circumstances reflect liability for unlawful distributions in violation of 607.0834 of the FBCA, or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Any indemnification as set forth in Section 607.0850, unless pursuant to a determination of a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances since the director, officer, employee or agent met the applicable standard of conduct.  Such determination, including evaluation of reasonableness of expenses, shall be made either by the board of directors or committee designated by the board (excluding those persons who are parties to the proceeding), independent legal counsel, or by shareholders.

Notwithstanding the failure of the corporation to provide indemnification, and despite any contrary determination of the board of directors or shareholders, a director, officer, employee or agent of the corporation may apply for indemnification and/or advancement of expenses to a court conducting the proceedings, to the circuit court, or another court of competent jurisdiction, which court may grant indemnification and/or advancement of expenses, including those expenses incurred in seeking such court-ordered indemnification or advancement of expenses, if such person is (i) entitled to mandatory indemnification under Section 607.0850(3), (ii) by exercise of the corporation’s power under Section 607.0850(7), or (iii) is fairly and reasonably entitled to such indemnification and/or advancement of expenses in view of all the relevant circumstances.

The Company’s articles of incorporation, as amended, provide that the Company shall, to the fullest extent permitted by and subject to the limitations and provisions of Florida law, indemnify its directors and officers against any expenses reasonably incurred in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of serving or having served as directors and officers of the Company.

The Company’s bylaws provide that each person who is involved in or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, will be indemnified by the Company to the fullest extent permitted by Florida law, as the same exists or may hereafter be amended, against all judgments, fines, amounts paid in settlement and costs, charges, expenses, including attorney’s fees, liabilities and losses actually and reasonably incurred by such person as a result of such action, suit or proceeding, or any appeal therein, if such director or officer acted in good faith in the reasonable belief that such action was in the best interest of the Company, and in criminal proceedings, without reasonable ground for belief that such action was unlawful, and such indemnification will continue as to a person who has ceased to be a director or officer, and will inure to the benefit or his or her heirs, executors and administrators.  In addition, the Company’s bylaws provide that the board of directors may, at any time, approve indemnification of any other person that the Company has the power by law to indemnify.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit
Number

4.1	Form of Stock Option Certificate under the DCA Incentive Plan

4.2	Form of Restricted Stock Agreement (incorporated by reference to the Company’s Current Report on Form 8-K dated June 30, 2006, Item 9.01(d)(10)10.1)

5.1	Opinion of Jaffe & Falk, LLC

10.1	DCA Incentive Plan, as amended (April, 2006) (incorporated by reference to the Company’s Proxy Statement dated April 26, 2006, Appendix A)

23.1	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation, independent registered public accountants

23.2	Consent of Jaffe & Falk, LLC (contained in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Form S-8 registration statement no. 333-122455)

24.2	Power of Attorney for Andrew J. Jeanneret, Vice President and Chief Financial Officer

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be filed in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Linthicum, State of Maryland, on September 23, 2008.

DIALYSIS CORPORATION OF AMERICA

By:	/s/ Stephen W. Everett
Stephen W. Everett
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Thomas K. Langbein	Chairman of the Board of Directors	September 23, 2008
Thomas K. Langbein

/s/ Stephen W. Everett	President and Chief Executive Officer and	September 23, 2008
Stephen W. Everett	Director (Principal Executive Officer)

/s/ Andrew J. Jeanneret	Vice President, Finance and Chief Financial	September 23, 2008
Andrew J. Jeanneret	Officer (Principal Financial Officer)

*	Vice President, Finance and Chief Accounting
Daniel R. Ouzts	Officer (Principal Accounting Officer)

*	Director
Robert W. Trause

*	Director
Alexander Bienenstock

*	Director
Peter D. Fischbein

*  Thomas K. Langbein, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this registration statement on behalf of the above officer and directors pursuant to the powers of attorney filed with the Securities and Exchange Commission.

September 23, 2008	By:	/s/ Thomas K. Langbein
Thomas K. Langbein, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Stock Option Certificate under the DCA Incentive Plan

4.2	Form of Restricted Stock Agreement (incorporated by reference to the Company’s Current Report on Form 8-K dated June 30, 2006, Item 9.01(d)(10)10.1)

5.1	Opinion of Jaffe & Falk, LLC

10.1	DCA Incentive Plan, as amended (April, 2006) (incorporated by reference to the Company’s Proxy Statement dated April 26, 2006, Appendix A)

23.1	Consent of MSPC Certified Public Accountants and Advisors, A Professional Corporation, independent registered public accountants

23.2	Consent of Jaffe & Falk, LLC (contained in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Form S-8 registration statement no. 333-122455)

24.2	Power of Attorney for Andrew J. Jeanneret, Vice President and Chief Financial Officer